                                                                    EXHIBIT 10.5

                       LICENSE AND DEVELOPMENT AGREEMENT

                                    BETWEEN

                         CELTRIX PHARMACEUTICALS, INC.

                                      AND

                              GENZYME CORPORATION

                               Table of Contents
                               -----------------

1    DEFINITIONS..........................................................    1
     1.1.   "Additional Indications"......................................    1
     1.2.   "Affiliate"...................................................    1
     1.3.   "Business Representative".....................................    1
     1.4.   "Competing Product"...........................................    2
     1.5.   "Confidential Information"....................................    2
     1.6.   "Development Costs"...........................................    2
     1.7.   "Development Program".........................................    2
     1.8.   "FDA".........................................................    2
     1.9.   "First Commercial Sale".......................................    2
     1.10.  "Field".......................................................    2
     1.11.  "Initial Indications".........................................    2
     1.12.  "IND".........................................................    2
     1.13.  "Improvements"................................................    2
     1.14.  "Licensed Technology".........................................    2
     1.15.  "Major Market"................................................    2
     1.16.  "Manufacturing Costs".........................................    3
     1.17.  "NDA".........................................................    3
     1.18.  "Net Sales"...................................................    3
     1.19.  "Patents".....................................................    3
     1.20.  "Phase II Clinical Trials.....................................    3
     1.21.  "Pivotal Clinical Trials".....................................    3
     1.22.  "Product".....................................................    3
     1.23.  "Project Representative"......................................    3
     1.24.  "Royalty Bearing Sales".......................................    3
     1.25.  "Technology"..................................................    4
     1.26.  "Territory"...................................................    4
     1.27.  "TGF-B".......................................................    4
     1.28.  "TGF-B2"......................................................    4
     1.29.  "Third Party".................................................    4
     1.30.  "Third Party Royalties".......................................    4
     1.31.  "Valid Claim".................................................    4
     1.32.  "Work Plan"...................................................    4
2    LICENSE TO GENZYME...................................................    4
     2.1.   Exclusive License.............................................    4
     2.2.   Acquisition of Third Party Rights.............................    5
3    DEVELOPMENT PROGRAM..................................................    5
     3.1.   Goals.........................................................    5
     3.2.   Program Administration........................................    5
     3.3.   Performance of Services.......................................    6
     3.4.   Records and Data..............................................    7
     3.5.   Visit of Facilities...........................................    7
     3.6.   Exclusivity...................................................    7

     3.7.   Subcontracts..................................................    7
4    PAYMENTS AND REPORTS.................................................    7
     4.1.   Milestone Payments............................................    7
     4.2.   Development Funding...........................................    8
     4.3.   Royalty Payments..............................................    9
     4.4.   Audit Rights..................................................   10
     4.5.   Payment Currency..............................................   10
     4.6.   Payment Mechanics.............................................   10
5    MANUFACTURING AND MARKETING..........................................   10
     5.1.   Pre-Clinical and Clinical Manufacture by Celtrix..............   10
     5.2.   Commercial Manufacture by Genzyme.............................   10
     5.3.   Genzyme to Sell...............................................   11
6    CELTRIX REPRESENTATIONS AND WARRANTIES...............................   11
     6.1.   Third-Party Agreements........................................   11
     6.2.   No Third Party Rights.........................................   11
7    PROPRIETARY RIGHTS...................................................   11
     7.1.   Improvements..................................................   11
     7.2.   Patent Prosecution and Maintenance............................   12
     7.3.   Third Party Claim of Infringement.............................   12
     7.4.   Infringement by Third Parties.................................   12
8    CONFIDENTIALITY......................................................   13
     8.1.   General.......................................................   13
     8.2.   Disclosure of Agreement.......................................   13
9    INDEMNIFICATION......................................................   13
     9.1.   Mutual Right to Indemnification...............................   13
     9.2.   Celtrix Right to Indemnification..............................   13
     9.3.   Procedure.....................................................   14
     9.4.   Product Liability Insurance...................................   14
10   TERM AND TERMINATION.................................................   14
     10.1.  License Term..................................................   14
     10.2.  Termination for Breach........................................   14
     10.3.  Survival of Obligations.......................................   15
11   OTHER ARRANGEMENTS BETWEEN THE PARTIES...............................   15
     11.1.  Genzyme Right to Negotiate....................................   15
12   MISCELLANEOUS........................................................   15
     12.1.  Force Majeure.................................................   15
     12.2.  No Warranty of Success........................................   15
     12.3.  Relationship of the Parties...................................   15
     12.4.  Notices.......................................................   16
     12.5.  Successors and Assigns........................................   16
     12.6.  Amendments and Waivers........................................   16
     12.7.  Governing Law.................................................   16
     12.8.  Dispute Resolution............................................   17
     12.9.  Severability..................................................   17
     12.10. Headings......................................................   17

     12.11. Execution in Counterparts.....................................   17
     12.12. Entire Agreement..............................................   17
SCHEDULE 1

     Patents/Patent Applications Owned/Licensed by Celtrix................   19

                       LICENSE AND DEVELOPMENT AGREEMENT

     This Agreement dated as of June 24, 1994 is between Celtrix
Pharmaceuticals, Inc., a Delaware corporation ("Celtrix"), and Genzyme Corporation, a Massachusetts corporation ("Genzyme").

                                    RECITALS

     A. Celtrix and Genzyme desire to engage in a joint program to develop and commercialize Transforming Growth Factor Beta, in particular TGF-B2, for use in tissue repair (for both hard and soft tissues) and clinical systemic indications excluding mucositis and ophthalmic indications and certain soft tissue augmentation indications previously licensed to Collagen Corp.; initially focusing on wound repair and multiple sclerosis. TGF-B2 is a cytokine developed by Celtrix.

     B. Genzyme is willing to (i) undertake certain development activities assigned to it hereunder, (ii) provide funding for the development of TGF-B2,
(iii) undertake commercially reasonable efforts, based upon the progress of development work on the product and the size of the potential markets, to obtain at its expense regulatory approvals of TGF-B2, and (iv) make certain milestone payments and royalty payments to Celtrix in exchange for commercialization rights with respect to TGF-B2.

     C. Celtrix is willing to (i) undertake certain development activities assigned to it hereunder, and (ii) grant commercialization rights to Genzyme in exchange for the right to receive certain milestone payments and royalty payments on future sales of TGF-B2.

     D. Genzyme has agreed to purchase shares of Common Stock of Celtrix as set forth in the Common Stock Purchase Agreement dated as of the date hereof by and between Celtrix and Genzyme (the "Investment Agreement").

     In consideration of the foregoing and the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1    DEFINITIONS.  The following capitalized terms used herein shall have the
     -----------
respective meanings set forth below. Certain other capitalized terms are defined elsewhere in this Agreement.

     1.1.  "Additional Indications" means indications for the use of TGF-B in
            ----------------------
applications other than wound care management, multiple sclerosis, mucositis, ophthalmic indications, soft tissue augmentation and includes for example (and without limitation) cancer, hard tissue repair and other auto-immune applications; "Additional Products" shall mean Products for Additional
               -------------------
Indications.

     1.2.  "Affiliate" means a person or entity that directly or indirectly
            ---------
controls, is controlled by or is under common control with, a party to this Agreement. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") means, in the case of a corporation, the ownership of more than 50% of the outstanding voting securities thereof or the right to acquire such securities within 60 days and, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such entity or the power to appoint 50% or more of the members of the governing body of the entity or the right to financially consolidate for reporting and/or tax purposes the financial performance of such entity.

     1.3.  "Business Representative" means a senior level business executive
            -----------------------
designated by a party for purposes of identifying and planning the strategy of selecting, financing and developing Additional Indications.

     1.4.  "Competing Product" means any product containing TGF-B sold by a
            -----------------
party other than Genzyme or its Affiliates or sublicensees that provides essentially the same clinical functions as the Product in the same clinical situations in which the Product is used.

     1.5.  "Confidential Information" means all proprietary information
            ------------------------
communicated to, learned of, developed or otherwise acquired by either party under this Agreement.

     1.6.  "Development Costs" means (a) the direct costs, fees and out-of-
            -----------------
pocket or other expenses incurred in the course of performing the work under the Development Program (excluding capital expenditures) plus (b) an allocation of overhead costs on internal research and development but excluding (x) Celtrix's overhead on external costs and (y) actual capital investment but including depreciation expenses. Development Costs incurred by a party shall be determined on a reasonable basis consistent with such party's internal cost accounting system.

     1.7.  "Development Program" means the research and development and other
            -------------------
work on the Products to be conducted by the parties hereunder, including clinical testing, regulatory submissions and ongoing Product research and development performed in accordance with the Work Plan following receipt of marketing approval of the Products for any indication and feasibility research in pursuit of Additional Indications.

     1.8.  "FDA" means the United States Food and Drug Administration.
            ---

     1.9.  "First Commercial Sale" means the first arms-length sale pursuant to
            ---------------------
this Agreement to one or more Third Parties of any Product following receipt of approval to commence manufacturing and selling such Product from the applicable regulatory agency in the applicable country, including any compassionate use outside the United States following regulatory approval from the FDA.

     1.10.  "Field" means any therapeutic uses of TGF-B for any clinical
             -----
indication excluding soft tissue augmentation previously licensed to Collagen Corporation, vascular prostheses including stents and grafts previously licensed to Prograft Medical Inc. and all ophthalmic and mucositis indications and uses.

     1.11.  "Initial Indications" means the indications for wound repair and
             -------------------
multiple sclerosis; "Initial Products" shall mean Products for the Initial
                     ----------------
Indications.

     1.12.  "IND" means an investigational new drug application filed with the
             ---
FDA prior to beginning clinical trials in humans.

     1.13.  "Improvements" means any Technology that is discovered, developed or
             ------------
otherwise acquired in the course of the Development Program hereunder that may be useful in the manufacture or use of Product.

     1.14.  "Licensed Technology" means all Technology owned or controlled by
             -------------------
Celtrix as of the date hereof or owned or controlled by Celtrix hereafter during the term of this Agreement, but only to the extent that such Technology relates to the use, delivery, including but not limited to the collagen/heparin sponge, manufacture or sale of the Product in the Field. Technology "owned or controlled" includes Technology as to which Celtrix has the right to grant or cause to be granted sublicenses and/or immunity from suit.

     1.15.  "Major Market" means any one of the United States, the E.C., United
             ------------
Kingdom, France, Germany or Italy.

     1.16.  "Manufacturing Costs" means (a) the direct material and labor costs
             -------------------
associated with manufacturing the Product, (b) overhead allocable to manufacture of the Product and (c) the amount paid to Third Parties to acquire manufactured Products, whether or not such Product is in final form. Direct material costs include the costs of purchasing raw materials and packaging components. Direct labor includes the cost of employees directly employed in Product manufacturing, quality control or packaging. Overhead allocated to manufacture of the Product shall be limited to (i) a reasonable allocation of the cost of employees who have a direct relationship with Product manufacturing, quality control or packaging, but who are not classified as direct labor, which allocation shall be based on each such employee's time spent in Product manufacturing, quality control or packaging as compared to time spent on all such employee's work, (ii) non-labor indirect costs normally associated with manufacturing, (iii) a reasonable allocation of facilities' costs allocable to Product manufacturing, quality control and packaging and (iv) a reasonable allocation of general and administrative costs. Manufacturing Costs shall be determined on a reasonable basis consistent with the manufacturing party's internal cost accounting system.

     1.17.  "NDA" or "PLA" means a new drug application or product license
             ---      ---
application, respectively filed with the FDA to obtain marketing approval for a Product. An "ELA" means an Establishment License Application.
              ---

     1.18.  "Net Sales" means Royalty Bearing Sales less Third Party Royalties
             ---------
except those payable to Genentech, Inc. and Hercules, Inc.

     1.19.  "Patents" means (a) the patents and patent applications listed on
             -------
Schedule 1 hereto and all patent applications hereafter filed that are owned by or licensed to Celtrix in the Territory and which have one or more claims covering Licensed Technology or Improvements, (b) any patent application constituting an equivalent, reissue, extension, continuation-in-part or a division of any of the foregoing, including foreign counterparts, and (c) any patents issued upon any of the foregoing applications.

     1.20.  "Phase II Clinical Trials" means the second phase of human clinical
             ------------------------
trials of a drug or biologic product required by the FDA in which the product is tested in patients afflicted with a particular disease in order to gain preliminary evidence of effectiveness, determine optimal dosage and obtain expanded evidence of safety.

     1.21.  "Pivotal Clinical Trials" means the final or pivotal phase of human
             -----------------------
clinical trials of a drug or biologic product required by the FDA and intended to serve as the basis for an NDA or PLA filing.

     1.22.  "Product" means any pharmaceutical composition in the Field
             -------
incorporating TGF-B and further including appropriate delivery vehicles including without limitation heparin and collagen.

     1.23.  "Project Representative" means an individual designated by a party
             ----------------------
pursuant to Section 3.2(a). The Project Representative of a party may be changed at any time by written notice to the other party.

     1.24.  "Royalty Bearing Sales" means the gross amount billed for Product
             ---------------------
sold by Genzyme, its Affiliates and sublicensees pursuant to this Agreement to a Third Party, less discounts, rebates, returns, credits, contractual allowances, distributor fees (provided such do not exceed 4% of the gross amount), sales deemed uncollectible, shipping and insurance charges, sales taxes, duties, and other governmental charges.

     In the event a Product is sold in a combination product with other pharmacologically active components, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product. In the event that no such separate sales are made by Genzyme or its Affiliates or sublicensees, the parties shall negotiate in good faith the meaning of Net Sales for purposes of royalty payments on the combination product. It is to be understood that compounds included for the purpose of effecting drug delivery (such as for example, collagen) shall not be deemed a pharmacologically active component.

     1.25.  "Technology" means all (a) ideas, methods, inventions, techniques,
             ----------
processes, know-how, trade secrets and other information and all (b) compounds, formulations, and other natural and man-made materials.

     1.26.  "Territory" means worldwide except Japan, China, Korea and Taiwan
             ---------
(the "excluded countries") which are currently under negotiation with a Third Party. If that negotiation should not lead to an agreement, Celtrix agrees to discuss in good faith with Genzyme the terms for adding such excluded countries to the Territory.

     1.27.  "TGF-B" means any and all transforming growth factor Betas (1,2,3,
             -----
etc) and any fragments, analogs, derivatives or modifications thereof which provides essentially the same biological function as transforming growth factor Betas, including all uses of the foregoing owned, licensed and/or developed by Celtrix.

     1.28.  "TGF-B2" means transforming growth factor Beta 2 as described in
             ------
U.S. Patent # 4,774,322.

     1.29.  "Third Party" means any entity other than Celtrix, Genzyme or their
             -----------
Affiliates.

     1.30.  "Third Party Royalties" means royalties calculated on Royalty
             ---------------------
Bearing Sales and payable to Third Parties.

     1.31.  "Valid Claim" means a claim of an issued patent included within the
             -----------
Patents that has not expired or been withdrawn, canceled, disclaimed or held invalid by a court or governmental agency of competent jurisdiction in an unappealed or unappealable decision.

     1.32.  "Work Plan" means a written summary of the tasks to be undertaken by
             ---------
each party during a particular calendar year in connection with the development of Product, together with a budget of the anticipated Development Costs associated therewith, adopted by the parties in accordance with Section 3.2(c). Each Work Plan will include reasonably detailed descriptions of the tasks and work to be performed, the resources required to accomplish the work, the costs associated with the planned work and whether Celtrix or Genzyme will be responsible for accomplishing each task.

2    LICENSE TO GENZYME.
     ------------------

     2.1.  Exclusive License.  Subject to the terms and conditions of this
           -----------------
Agreement, Celtrix hereby grants to Genzyme an exclusive (against Celtrix and all others) right and license (including the right to grant sublicenses) in the Territory to make, have made (including by Celtrix hereunder), use and sell any Product in the Field (a) the use, manufacture or sale of which is covered by one or more claims of the Patents or (b) incorporating or manufactured using Licensed Technology. Any Celtrix rights not specifically licensed hereunder shall continue to be vested exclusively in Celtrix, and Celtrix shall have the sole authority and discretion to exercise or refrain from exercising such rights.

     2.2.  Acquisition of Third Party Rights.  Genzyme shall use all
           ---------------------------------
commercially reasonable efforts to obtain any rights (excluding those from Genentech), at its cost, from any Third Party that are necessary for the manufacture, use or sale of the Product in accordance with this Agreement. Celtrix shall bear all costs associated with any reduction pursuant to Section 3.2(b) of the License Agreement effective as of April 1, 1993 between Celtrix and Genentech, Inc. (the "Genentech Agreement") of the royalty rate governing the payments due Genentech whereupon the royalty rate due Celtrix under Section
4.3 shall be increased by forty percent (40%) of the amount of the reduction of the Genentech royalty rate.

3    DEVELOPMENT PROGRAM.
     -------------------

     3.1.  Goals.  Commencing upon completion of the initial Work Plan as set
           -----
forth in Section 3.2(c), Celtrix and Genzyme agree to continue the research and development begun by Celtrix on the Products according to the Work Plans, with the goal of developing commercially marketable Products in the shortest feasible period of time consistent with the level of funding hereunder. Specifically, the initial goals of the Development Program will be to develop the Products for (i) wound repair and (ii) multiple sclerosis and thereafter, (iii) Additional Indications.

     3.2. Program Administration.
          ----------------------

          (a) Project Representatives.  The parties shall each designate a
              -----------------------
Project Representative to facilitate liaison between it and the other party, oversee and review the progress of the Development Program, determine the allocation of responsibilities between the parties for conducting the Development Program, develop clinical trial protocols, manage the clinical/regulatory process and discuss potential competition and other relevant matters to assure rapid development and commercialization of the Products.

          (b) Disagreements.  All material decisions made hereunder relating to
              -------------
the Development Program during 1994, 1995 and 1996 shall require the approval of both Project Representatives, not to be unreasonably withheld or delayed. The Project Representatives shall attempt in good faith to reach consensus on all matters. Disagreements shall be resolved as follows. The Project Representatives shall promptly present the disagreement to the Business Representatives of the parties or their designees, who shall attempt resolution of the matter. If such Business Representatives cannot resolve such disagreement after forty-five (45) days, then the dispute shall be promptly presented to the chief executive officers of the Parties. If such executives cannot promptly resolve such disagreement, then the dispute shall be resolved under the arbitration provisions of Section 12.8.

          (c) Work Plans.  Promptly after the date hereof, the Project
              ----------
Representatives shall prepare and recommend an initial Work Plan for the remainder of 1994. Prior to October 1, 1994 and October 1, 1995, the Project Representatives shall prepare and recommend a proposed Work Plan for 1995 and 1996, respectively. Each Work Plan adopted shall be signed by both parties.
The Project Representatives shall actively consult with one another during 1994, 1995 and 1996 so as to adjust the specific work performed under the Work Plan to conform to evolving developments in technology, clinical testing and the results of the development work performed. Thereafter and throughout the term of the Development Program, the Genzyme Project Representative shall actively inform the Celtrix Project Representative of the results of the development work performed by Genzyme. Work Plans for subsequent years shall involve at least similar levels of activity by Genzyme as undertaken during 1994, 1995 and 1996 and shall be provided to Celtrix at the beginning of each calendar year during the Development Program. While not subject to clear projection at this early stage, the parties expect that Genzyme will commit approximately two to five million dollars per year per Initial Indication over the next several years and such expenditures shall be satisfactory evidence of the parties' expectations of commercially reasonable due diligent efforts required under this Agreement. Celtrix shall provide to Genzyme or its Affiliates without charge (i) during 1994, two million dollars worth of services and (ii) during 1995, one-half million dollars worth of services. If Celtrix exercises its call option pursuant to the Investment Agreement of even date herewith and Genzyme makes a requisite equity investment, Celtrix shall provide to Genzyme or its Affiliates without charge (i) during 1996, one million dollars worth of services and (ii) during

1997, one-half million dollars worth of services. Services to be provided shall be determined at Celtrix's cost and set forth in applicable Work Plans and may comprise Manufacturing Costs incurred pursuant to Section 5.1 or Development Costs incurred pursuant to Section 3.0 as applicable. If services are not provided in the specified calender years, they will carry over to the subsequent years.

          (d) Progress Reports.  Within 45 days following the end of each
              ----------------
calendar quarter during 1994, 1995 and 1996, each Project Representative shall deliver to the other a reasonably detailed written report which shall (1) describe the work performed by the representative's party during the quarter on the Development Program and (2) if appropriate, recommend any revisions to the Work Plan that would improve the progress of the Development Program.
Thereafter or upon such time as Genzyme undertakes substantially all development activity, the Genzyme Project Representative shall deliver to the Celtrix Project Representative at mid year and with the annual Work Plan a written report summarizing the work performed and the progress made in the intervening period from the last such report.

          (e) Meetings.  The Genzyme Project Representatives and other employees
              --------
or consultants of Genzyme responsible for management of the Development Program shall meet at least once during each calendar quarter during the term of the Development Program for the purpose of reviewing the status of the Development Program including (i) relevant data, (ii) technical issues that have arisen,
(iii) issues of priority and (iv) the design and conduct of clinical trials and anticipated regulatory filings, (v) budgets and expenditures, (vi) competition and (vii) any other matters relevant to the development of the Products. The Celtrix Project Representative shall have a standing invitation to the Genzyme quarterly project review meetings. Such meetings shall be held at Genzyme facilities, unless otherwise agreed by the parties. Each party shall be responsible for its own costs incurred in connection with such meetings. The Project Representatives shall jointly prepare minutes summarizing the matters reviewed and any actions taken at such meetings and shall distribute such minutes to the parties within 14 days following each meeting.

          (f) Celtrix Development Opportunities.  If Celtrix should identify an
              ---------------------------------
Additional Indication for which it would like to develop a Product, it may approach Genzyme regarding its plans with respect to such indication. If Genzyme determines that it is not interested in pursuing that indication at that time, at its option not to be unreasonably withheld, it may give Celtrix the right to develop such indication on its own. If Celtrix should subsequently decide that it wishes to get a partner to assist Celtrix in such development, it shall first provide Genzyme with an opportunity to become involved. If Genzyme again determines within a reasonable time that it is not interested, then Celtrix shall have the right to go to a Third Party provided however, that any Product developed by Celtrix by itself or with such Third Party shall be subject to the payment of royalties to Genzyme pursuant to the royalty provisions of this Agreement, mutatis mutandis. In addition, if Genzyme determines not to pursue commercialization of a Product in any geographic market in the Territory or any clinical indication, it will negotiate in good faith with Celtrix the terms for the license of such rights to Celtrix.

     3.3.  Performance of Services.  Each party shall use all commercially
           -----------------------
reasonable efforts to perform the development work assigned to it in a prudent and skillful manner in accordance, in all material respects, with the Work Plan then in effect and applicable laws. Each party shall furnish all labor, supervision, facilities, supplies and materials necessary to perform the development work assigned to it in accordance with the Work Plan then in effect. The party assigned responsibility for any regulatory filings or portions thereof with the FDA or any comparable foreign regulatory body shall make available to the other party any materials it proposes to file for such party's review and approval, which approval may not be unreasonably withheld or delayed. Such materials shall be made available to the other party sufficiently in advance of the anticipated filing date so as to give such party a reasonable opportunity to review and comment. All responses by regulatory bodies shall also be promptly disclosed to the other party.

     3.4.  Records and Data.  Each party shall maintain records in sufficient
           ----------------
detail and in good scientific manner appropriate for patent and FDA purposes and so as to properly reflect all work done and results achieved in the performance of the Development Program. Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Development Program, including any data required to be maintained pursuant to applicable governmental regulations. Each party shall provide the other the right to inspect records, and shall provide copies of all requested records, to the extent reasonably related to the performance of the other's obligations under this Agreement.

     3.5.  Visit of Facilities.  Representatives of each party may, upon
           -------------------
reasonable notice and at times reasonably acceptable to the other party, (a) visit the facilities where the Development Program is being conducted and/or the facilities where the other party manufactures any Product or active compound contained therein (or has a Product or such a compound manufactured by a Third Party), (b) consult informally, during such visits and by telephone, with personnel of the other party performing work on the Development Program and (c) with the other party's prior approval, which approval shall not be unreasonably withheld, visit the sites of any clinical trials or other experiments being conducted by such other party in connection with the Development Program, but only to the extent in each case as such trials or other experiments relate to the Development Program. If requested by the other party, Celtrix and Genzyme shall cause appropriate individuals working on the Development Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the party responding to such request.

     3.6.  Exclusivity.  During the term of this Agreement, each party agrees
           -----------
that it will not engage in research and development within the Field and the Territory relating to, or manufacture, use or sell, the Product, a Competing Product or any other TGF-B formulation on its own behalf, with the exception of product rights returned to Celtrix pursuant to Section 3.2(f). Except as set forth herein, this Agreement is not intended and should not be construed to prevent or limit Celtrix's right to use its technology and patent rights in areas outside the Field.

     3.7.  Subcontracts.  Prior to December 31, 1996, neither party may
           ------------
subcontract any portion of the development work to be performed by it hereunder unless such subcontract is contemplated by the Work Plan or otherwise approved in writing by the other party, which approval shall not be unreasonably withheld or delayed. In the case of any such approved subcontract, the payments to such subcontractor shall be included in the calculation of Development Costs hereunder.

4    PAYMENTS AND REPORTS.
     --------------------

     4.1.  Milestone Payments.
           ------------------

          (a) Milestones.  Genzyme shall make the following payments to Celtrix
              ----------
within 30 days following achievement of the applicable milestone:

          For the first Product for a wound repair indication:
               (i)    $250,000 upon initiation of the Pivotal Clinical Trial;

               (ii) $750,000 upon the first filing of a PLA (or equivalent) in a Major Market; and

               (iii) $1,500,000 upon receipt of final marketing approval from the FDA (or equivalent) in a Major Market to manufacture and sell.

          For the first Product for multiple sclerosis indication:
               (i)    $750,000 upon initiation of the Pivotal Clinical Trial;

               (ii) $1,000,000 upon the first filing of a PLA (or equivalent) in a Major Market; and

               (iii) $2,000,000 upon receipt of final marketing approval from the FDA (or equivalent) in a Major Market to manufacture and sell.

          For any and all other Products: no milestone payments will be due.

          (b) Credit.  One-half of the milestones paid under Section 4.1(a)
              ------
shall be fully creditable against the royalty payments payable by Genzyme to Celtrix under Section 4.3 provided that no more than fifty percent (50%) of such royalty payments may be credited in any given year.

     4.2.  Development Funding.  All Development Costs shall be borne by the
           -------------------
Genzyme as follows.

          (a) Initial Indications.  Genzyme shall be responsible for funding all
              -------------------
commercially reasonable Development Costs for the Initial Products pursuant to
Section 3.2(c).

          (b) Additional Indications.  For a period of five years beginning
              ----------------------
January 1, 1995, Genzyme agrees that it shall spend at least Five Hundred Thousand Dollars ($500,000) per year in feasibility, evaluation testing and development of Additional Products.

          (c) International Approval.  Genzyme shall use commercially reasonable
              ----------------------
efforts, based upon the progress of the Development Program and the size of the potential foreign markets, to obtain approval to market the Products for wound healing and multiple sclerosis outside the United States and shall be responsible for all costs associated therewith. Notwithstanding the foregoing, Genzyme is not obligated to pursue simultaneous filings for regulatory approval in more than one country at a time. The parties agree that the first filings that Genzyme shall consider making in foreign countries shall be with the Committee for Proprietary Medicinal Products or other European agency responsible for approval of drug products sold in the European Economic Community.

          (d) Reports and Payment.  Genzyme shall pay Celtrix quarterly in
              -------------------
arrears, the estimated Development Costs to be incurred by Celtrix pursuant to the Work Plan during such quarter. Within 60 days after the end of each two quarters, Celtrix shall provide Genzyme with a reasonably detailed itemized invoice of the Development Costs actually incurred by Celtrix during the previous two quarters. These actual Development Costs shall be reconciled against the estimated payments made for such two quarters and any overpayment or underpayment shall be appropriately reflected in the next quarter's estimated Development Cost payment provided however, that Genzyme shall not be required to pay more Development Costs during the year than that set forth in the applicable Work Plan.

     4.3. Royalty Payments.
          ----------------

          (a) Royalty Rates.  On a per Product (e.g. all wound repair Products
              -------------
regardless of dosage or formulation comprise a Product) and annual basis and subject to increase pursuant to Section 2.2 and decrease pursuant to Section 4.3(b), Genzyme shall pay Celtrix royalties based on one of the following percentages of Net Sales of Products sold by Genzyme and its Affiliates in a country where the respective Product is covered by any Valid Claim, beginning with the First Commercial Sale in such country and continuing until all such Valid Claims have expired:

          For Initial Products:
               (x) Five percent (5%) on the first $200,000,000 of Net Sales, then

               (y) Seven percent (7%) on the next $200,000,000 of Net Sales; and then

               (z)  Nine percent (9%) on Net Sales in excess of $400,000,000.

          For Additional Products:
               The royalty structure above shall apply except that the royalty rate in each case shall be four, six and eight percent (4%, 6%, and 8%), respectively.

          (b) Absence of Valid Claims.  In the event that the sale of a
              -----------------------
particular Product is not covered by a Valid Claim, then the applicable Royalty Rates set forth in Section 4.3(a) shall be reduced by fifty percent (50%) and shall be payable for a period beginning with the First Commercial Sale and ending ten (10) years thereafter. If a Valid Claim should issue after the First Commercial Sale in the country in question, then from that point on, the royalty rates and time periods set forth in Section 4.3(a) shall apply.

          (c) Single Royalty and Rights Following Termination of Royalty
              ----------------------------------------------------------
Obligations.  Only one royalty shall be payable per sale of Product regardless
-----------
of the number of Valid Claims or Patents that cover the Product. Following termination of Genzyme's royalty obligation with respect to Product sales in any country, Genzyme's license granted pursuant to Article 2 shall be a fully paid up license in such country.

          (d) Sublicense Royalties.  In the event that Genzyme grants any
              --------------------
sublicense hereunder to any Third Party and in connection therewith receives royalties from such sublicensee based on such sublicensee's sales of Product, Genzyme shall pay Celtrix royalties on such sublicensee's sales at the rate specified in Section 4.3 unless Genzyme receives approval from Celtrix to pay at a lower rate.

          (e) Third Party Royalties.  If any Third Party is entitled to receive
              ---------------------
royalties based on Product sales by Genzyme or its Affiliates or sublicensees, such royalty obligations shall be allocated to Genzyme and paid directly by Genzyme except with respect to royalties payable to Genentech and to Hercules. In those events, Celtrix shall be responsible for paying all royalties due Genentech and Hercules. Genzyme shall provide Celtrix with the information concerning the calculation of Genentech's royalties and payment therefor to enable Celtrix to pay Genentech. Genzyme shall also provide Celtrix with the information concerning the calculation of Hercules' royalties to enable Celtrix to pay Hercules from its royalties.

          (f) Reports and Payment.  Genzyme shall keep, and shall require all
              -------------------
Affiliates and sublicensees to keep, accurate records in sufficient detail to enable the amounts due to Celtrix to be determined. Genzyme shall deliver to Celtrix within 45 days after the end of each calendar quarter a written accounting, including quantities and monetary amounts of sales of each Product by Genzyme and its Affiliates and sublicensees, on a country-by-country basis, and the amount of the royalty payments, if any, due to Celtrix for such quarter. Genzyme, simultaneously with the delivery of each such accounting, shall tender payment of all royalties shown to be due thereon.

     4.4.  Audit Rights.  Each party shall permit the other party or its
           ------------
representatives to have access, at its own expense, no more than once in each calendar year during the term of this Agreement and twice-during the three (3) calendar years following the termination hereof, during regular business hours and upon reasonable notice, to its records and books for the sole purpose of determining the appropriateness of Development Costs charged by such party hereunder or verifying the royalties payable hereunder. If such examination reveals that such Development Costs have been overstated or such royalties have been understated for any calendar year, such overpayment shall be promptly refunded or added to the remaining funding obligation of such party hereunder or in the case of an underpayment of royalties, Genzyme shall promptly pay to Celtrix the amount of any underpayment; provided that if such
                                                        --------
examination was not conducted by an independent accountant, the party whose records were examined shall have the right to engage an independent accountant reasonably acceptable to the examining party to verify the results of such examination. The fees and expenses of such accountant shall be paid by the party alleging that the amounts charged or paid were incorrect, unless the error is more than 10% of the actual amount due, in which case the party who made the error shall pay all reasonable costs and expenses incurred by the investigating party in the course of making such determination. Any sublicense granted by Genzyme hereunder shall contain audit provisions as set forth in this Section 4.4, mutatis mutandis.

     4.5.  Payment Currency.  All payments to be made under this Agreement shall
           ----------------
be made in United States dollars. In the case of sales in foreign currencies, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due Celtrix shall be made at the rate of exchange prevailing on the last day of the calendar quarter published by a New York money center bank designated by Genzyme which Genzyme uses for currency conversion in the preparation of Genzyme's public financial reports.

     4.6.  Payment Mechanics.  All payments under this Agreement shall be made
           -----------------
by wire transfer of immediately available funds to such account as the receiving party shall specify or by other payment method acceptable to the parties.

5    MANUFACTURING AND MARKETING.
     ---------------------------

     5.1.  Pre-Clinical and Clinical Manufacture by Celtrix.  Subject to
           ------------------------------------------------
Genzyme's rights under Section 5.3, Celtrix shall be responsible for manufacturing all of Genzyme's requirements for Product for the conduct of pre-clinical and Phase I/II clinical testing of the Initial Products provided that Celtrix possesses the capability to perform such manufacturing under applicable regulatory standards and that it shall have adequate capacity to provide the necessary quality and quantity of Product in the time frames required by Genzyme. The parties shall agree to and implement customary forecast and order procedures with respect to such Product to be manufactured by Celtrix. Celtrix's responsibilities shall include all aspects of the manufacturing process, including maintenance of manufacturing inventory, quality control and shipment of Product in accordance with orders placed by Genzyme. As compensation for such manufacturing services, Celtrix shall be entitled to receive payment of its Manufacturing Costs, subject to reduction pursuant to
Section 3.2(c).

     5.2.  Commercial Manufacture by Genzyme.  At any time after it has
           ---------------------------------
established the capability to do so, Genzyme shall have the right to manufacture Product under the relevant manufacturing Technology included in the Licensed Technology. In the event that Genzyme exercises its manufacturing right, Celtrix shall cooperate with Genzyme to effect the transfer of enabling manufacturing Technology to Genzyme; provided that Genzyme shall have no right to use such Technology outside the Field unless it receives a license from Celtrix to do so. Following any such transfer of manufacturing responsibility, Genzyme shall be responsible for maintenance of inventory, quality control and shipment of Product.

     5.3.  Genzyme to Sell.  Following full regulatory approval in any given
           ---------------
country, Genzyme shall use commercially reasonable efforts to market and sell the Product in such country. All terms of sale, including pricing policies, credit terms, cash discounts and returns and allowances, shall be set by Genzyme. Genzyme shall be responsible for invoicing the customers for Product and collecting payment therefor. The Product shall be sold under a trademark selected and owned by Genzyme. Genzyme shall retain management responsibility for sales and marketing of the Product. All marketing decisions will be made by Genzyme, including but not limited to pricing and other terms of sale, distribution channels, sales personnel, advertising, promotion and marketing programs. All customer orders will be received, executed and invoiced by Genzyme. If Celtrix receives any orders, it will refer the customer to Genzyme or appropriate drug wholesalers as designated by Genzyme.

6    CELTRIX REPRESENTATIONS AND WARRANTIES.  Celtrix represents and warrants to
     --------------------------------------
Genzyme as follows:

     6.1.  Third Party Agreements.  Celtrix has delivered to Genzyme true and
           ----------------------
complete copies of all agreements with Third Parties relating to the Product. Celtrix shall use all commercially reasonable efforts to maintain such agreements in full force and effect and to comply in all material respects with its obligations thereunder, including any obligations to pay royalties, and will not modify or amend the same without Genzyme's prior written consent, which shall not be unreasonably withheld or delayed. Promptly after discovery or notice of any event of default under any such agreement, or any condition that would, upon notice, lapse of time or both become an event of default, Celtrix shall provide notice thereof to Genzyme.

     6.2.  No Third Party Rights.  Except as otherwise set forth in the
           ---------------------
Statement of Existing Third Party Rights delivered by Celtrix to Genzyme on the effective date hereof, Celtrix owns or possesses adequate licenses or other rights to use all patents, patent rights, inventions and know-how necessary for the manufacture, use and sale of TGF-B2 separately and with a collagen vehicle and to grant the licenses granted herein. To the best knowledge of Celtrix, the manufacture, use or sale of Product pursuant to this Agreement will not infringe or conflict with any Third Party right or patent and Celtrix is not aware of any pending patent application that if issued would be infringed by the manufacture, use or sale of Product pursuant to this Agreement.

7    PROPRIETARY RIGHTS.
     ------------------

     7.1.  Improvements.  Improvements conceived or made solely by the employees
           ------------
of either party during the term of this Agreement shall be the sole property of such party. Improvements made jointly by employees of both parties during the term of this Agreement shall be jointly owned whenever legally possible, or held according to the mutual agreement of the parties. In the case of any Improvements owned by Celtrix or jointly owned ("Joint Improvements") by the parties, such Improvements shall be subject to the license granted to Genzyme under Section 2. Celtrix shall have the right without any accounting to Genzyme to use Joint Improvements outside the Field. However, Celtrix shall not have the right, without entering into a mutually agreeable license agreement with Genzyme to use such Joint Improvements in the Field outside the Territory. Celtrix shall promptly disclose to Genzyme any

Improvements developed by Celtrix employees or others acting on its behalf. Celtrix agrees that all employees and other persons acting on its behalf under this Agreement shall be obligated under a binding written agreement to assign (or exclusively license in the case of academics) to Celtrix all Improvements made or conceived by such employee or other person. Genzyme shall promptly disclose to Celtrix any Improvements developed by Genzyme employees or others acting on its behalf and Genzyme shall be willing to discuss with Celtrix the right to use outside the Field such Improvements.

     7.2.  Patent Prosecution and Maintenance.  Celtrix shall be responsible for
           ----------------------------------
filing, prosecuting and maintaining the Patents in the United States and foreign countries on all inventions licensed to Genzyme as of the date of this Agreement and on Improvements made solely by Celtrix under the Development Program and shall bear all costs associated therewith. Celtrix shall furnish Genzyme with copies of any patent application concerning Licensed Technology or Improvements sufficiently in advance of the anticipated filing date so as to give Genzyme a reasonable opportunity to review and comment. Celtrix shall also furnish copies to Genzyme of all substantive communications to and from United States and foreign patent offices regarding patents or patent applications relating to this Agreement within a reasonable time prior to filing such communication or promptly following the receipt thereof. Celtrix shall reasonably consider any comments Genzyme may have related to such patent applications or communications. Genzyme shall have the right at its expense to file, prosecute and maintain patents in the United States and all foreign countries on Improvements owned solely by it or jointly with Celtrix. In the case of any such filing by Genzyme relating to Joint Improvements, Celtrix shall have the right to review and comment on such filings and all patent office communications related thereto to the same extent as Genzyme is permitted by this Section 7.2 with respect to Celtrix filings. If Genzyme choses not to file on Joint Improvements, Celtrix shall have the right, at its expense, to file thereon provided that Genzyme has no reasonable objection thereto such as an alternative method of intellectual property protection. Notwithstanding the foregoing, beyond reasonable efforts, neither party assumes liability to the other for the successful prosecution of any patent application. However, neither party shall fail to pay any annuity, tax or other maintenance fee with respect to a patent or patent application without giving the other party timely notice and opportunity to make such payment and assume at least joint (if not already the case) ownership rights to such patent or patent application.

     7.3.  Third Party Claim of Infringement.  Each party shall give the other
           ---------------------------------
prompt notice of each claim or allegation that the exercise of rights hereunder constitutes an infringement of one or more patents or other rights of a Third Party. Genzyme shall use all reasonable efforts to defend the parties against any such claim or allegation with counsel of its own choice reasonably acceptable to Celtrix. The costs of such defense and any costs of settling or otherwise satisfying such claim shall be shared 75% Genzyme, 25% Celtrix. Each party agrees to cooperate with the other in the defense of any such claim or allegation, including, to the extent able, furnishing testimony by its employees and providing technical support and information as requested. Neither party shall settle or discontinue defense of any such case without the other's prior written consent, which shall not be unreasonably withheld. In the case of any proposed settlement involving a cross-license with a Third Party, neither party may unreasonably refuse to enter into such a cross-license. The provisions of this Section 7.3 shall also apply to actions for declaratory relief which raise or are in response to an issue of infringement of a Third Party patent.

     7.4.  Infringement by Third Parties.  Each party shall give the other party
           -----------------------------
prompt notice of any incident of infringement of Patents that comes to its attention. The parties shall thereupon confer as to what steps are to be taken to stop or prevent such infringement. Celtrix agrees to use reasonable efforts to stop any such infringement, but shall not be obligated to commence proceedings against the infringer. If Celtrix decides to commence proceedings, however, Celtrix shall be responsible for any legal costs incurred and will be entitled to retain any settlement or damage award received, and Genzyme agrees to cooperate with Celtrix in such proceeding. Genzyme shall have the right at its expense to engage its own counsel in connection with such proceedings. Should Celtrix decide not to commence proceedings, Genzyme shall be entitled (but not obligated) to do so in its own name and/or in Celtrix's name against the infringer, in which event Genzyme shall be responsible for all legal costs incurred, and will be entitled to retain any settlement or damage award received, and Celtrix agrees to cooperate with Genzyme in such proceedings and Celtrix shall have the right at its expense to engage its own counsel in connection with such proceedings.

8    CONFIDENTIALITY.
     ---------------

     8.1.  General.  Any party receiving Confidential Information pursuant to
           -------
this Agreement shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement and prevent the disclosure of any Confidential Information to any Third Party using the same degree of care it would use with respect to its own information of like importance; provided, however, that such
                                                   --------  -------
restrictions shall not apply to any Confidential Information that is (a) independently developed outside the scope of this Agreement by employees of the receiving party having no access to or knowledge of the Confidential Information disclosed hereunder, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) lawfully received without an obligation of confidentiality from a Third Party having the right to disclose such information without an obligation to disclosing party, (d) released from the restrictions of this Section 8 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee, sublicensee or subcontractor or customer of Genzyme or Celtrix, provided that such assignee, sublicensee, subcontractor or customer is subject to the provisions of this Section 8 or substantially similar provisions, (f) required to he disclosed as part of activities to secure financing for the development of Products hereunder, or (g) required by law, statute, rule or court order to be disclosed, including requirements of the Securities and Exchange Commission, the FDA and other regulatory authorities, provided that the disclosing party uses commercially reasonable efforts to obtain confidential treatment of any such disclosure. Without limiting the generality of the foregoing, Genzyme and Celtrix each shall use all commercially reasonable efforts to obtain, if not already in place, confidentiality agreements from its respective relevant employees and agents, to protect the Confidential Information as herein provided.

     8.2.  Disclosure of Agreement.  Neither party shall disclose the terms of
           -----------------------
this Agreement to any Third Party without the prior written consent of the other except that the parties may without such consent disclose (a) the existence of this Agreement, (b) the identity of the other party and (c) the general subject matter of this Agreement. Each party shall also be permitted to make such disclosure of the terms of this Agreement as its counsel reasonably determines is necessary to comply with law, provided that such party shall use commercially reasonable efforts to obtain confidential treatment of any such disclosure.

9    INDEMNIFICATION.
     ---------------

     9.1.  Mutual Right to Indemnification.  Each party shall defend, indemnify
           -------------------------------
and hold harmless the other and its directors, officers, employees and agents from and against any and all claims, liabilities, losses and expenses, including attorneys' fees, incurred by or asserted against it or any of the foregoing arising out of (i) the failure of any Product manufactured by such party to conform to Product specifications, including without limitation any actual or alleged bodily injury, death or property damage resulting from such failure,
(ii) any actual or alleged violation of law applicable to the manufacture, handling or storage of the Product by such party, (iii) any product recall of Product manufactured by such party that is ordered by a governmental agency or required by a confirmed Product failure as reasonably determined by the parties and (iv) negligent, reckless or intentional acts or omissions of such party or its directors, officers, employees and agents in the course of performing work in accordance with the Work Plans.

     9.2.  Celtrix Right to Indemnification.  Genzyme shall defend, indemnify
           --------------------------------
and hold harmless Celtrix and its directors, officers, employees and agents from and against any and all claims, liabilities, losses and expenses, including attorneys' fees, incurred by or asserted against Celtrix or any of the foregoing arising out of a misrepresentation regarding any Product by Genzyme, its Affiliates or sublicensees which is not in accordance with approved Product claims or prior Celtrix approval.

     9.3.  Procedure.  Any person that intends to claim indemnification under
           ---------
this Section 9 (an "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Section 9 shall not apply to amounts paid in settlement of any loss, claim, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 9, but not any liability that it may have to any Indemnitee otherwise than under this Section 9. The Indemnitee and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

     9.4.  Product Liability Insurance.  Each party shall use all commercially
           ---------------------------
reasonable efforts to maintain product liability insurance with respect to its manufacture of the Product hereunder. In the case of Celtrix, such insurance shall be in such amounts and subject to such deductibles as the parties may agree based upon standards prevailing in the industry at the time such manufacturing occurs. In the case of Genzyme, such insurance shall be in such amounts and subject to such deductibles as Genzyme maintains with respect to sales of its other products. Alternatively, Genzyme may satisfy its obligations under this Section 9.4 through self-insurance to the same extent as it self-insures with respect to sales of its other Products. At such time as the Product is being manufactured by a party for commercial sale, each party shall name the other party as an additional insured on any such policies. Celtrix shall maintain such insurance for so long as Genzyme continues to sell any Product manufactured by Celtrix, and thereafter for so long as Celtrix maintains insurance for itself covering such manufacture or sales. Genzyme shall maintain such insurance for as long as Genzyme continues to sell any Product pursuant to this agreement manufactured by it, and thereafter for so long as Genzyme maintains insurance for itself covering such manufacture or sales.

10   TERM AND TERMINATION.
     --------------------

     10.1.  License Term.  The license granted in Article 2 shall remain in
            ------------
effect on a country-by-country basis until the later of (i) expiration of the last patent included in the Patents in such country or (ii) the date 10 years after the First Commercial Sale in such country. Thereafter, Genzyme shall have a fully paid up royalty free license to such Patents and Licensed Technology in such country.

     10.2.  Termination for Breach.  Either party may terminate this Agreement
            ----------------------
by written notice to the other in the event that (i) the other party fails to perform any material obligation hereunder and such failure is not cured within 60 days following prompt notice thereof from the non-defaulting party, or (ii) any bankruptcy, receivership, insolvency or reorganization proceedings are instituted by the other party or any such proceedings are instituted against the other party and not dismissed within 60 days; provided, however, that if Genzyme
                                              --------  -------
is the terminating party, the license granted in Article 2 shall continue for the term set forth in Section 10.1 subject to payment of the amounts due under
Section 4.1 (Milestones) and Section 4.3 (Royalties). If Celtrix is the terminating party all rights granted hereunder to Genzyme shall revert to Celtrix effective upon the date of termination of this Agreement. The bankruptcy of a party shall not give rise to the right of the bankrupt party to terminate any license granted herein. In the event a claim of infringement by a Third Party of its patent or other rights is made against Celtrix and/or Genzyme by virtue of the manufacture, use or sale of Product, Genzyme shall have the immediate option to terminate this Agreement as to such Product; provided that,
                                                                 --------
notwithstanding such termination, the license granted in Article 2 shall continue for the term set forth in Section 10.1, subject to payment of the amounts due under Section 4.3 (Royalties).

     10.3.  Survival of Obligations.  No termination of this Agreement shall
            -----------------------
eliminate any rights and obligations accrued prior to such termination. Promptly following any termination of this Agreement, each party shall return all written materials containing Confidential Information, except one copy that may be retained by counsel for each of the parties for record keeping purposes only. The provisions of Sections 8, 9, 10.3, 12.4, 12.7 and 12.8 shall survive any termination of this Agreement.

11   OTHER ARRANGEMENTS BETWEEN THE PARTIES.
     --------------------------------------

     11.1.  Genzyme Right to Negotiate.  Celtrix agrees that Genzyme may
            --------------------------
negotiate in its stead or in addition to any efforts made by Celtrix to reduce any royalty payments which may be owed to Genentech under the Genentech Agreement. Genzyme shall have the right to enjoy fully the results of any such reduction which it independently obtains without any requirement to share same with Celtrix.

12   MISCELLANEOUS.
     -------------

     12.1.  Force Majeure.  Each party shall be excused for any failure or delay
            -------------
in performing any of its obligations under this Agreement, if such failure or delay is caused by Force Majeure. For purposes of this Agreement, "Force Majeure" shall mean any act of God, accident, explosion, fire, storm, earthquake, flood, drought, riot, embargo, civil commotion, war, act of war or any other circumstances or event beyond the reasonable control of the party relying upon such circumstance or event. In addition, each party's obligations hereunder with respect to the development or marketing of the Product are expressly conditioned upon the continuing absence of any material adverse conditions relating to the safety or efficacy of the Product, the absence of a reasonable likelihood of the infringement of unlicensed patent or other proprietary rights of third parties and the absence of any other condition or event beyond such party's control that would reasonably justify such party, after consulting with the other, concluding that the development or marketing of the Product should be delayed, suspended or stopped, and the parties' obligations to develop or market any such Product shall be delayed or suspended for so long as any such condition or event exists.

     12.2.  No Warranty of Success.  While the parties agree to use reasonable
            ----------------------
efforts to achieve the goals of the Development Program and this Agreement, neither Celtrix nor Genzyme warrants or guarantees that the goals specified in any Work Plan will be achieved within the time and financial parameters set forth therein, that their efforts will result in an approvable Product or that if approved, that any Product developed hereunder will be successful in the marketplace.

     12.3.  Relationship of the Parties.  The parties agree that each is acting
            ---------------------------
as an independent contractor with respect to the other and nothing contained in this Agreement is intended, or is to be construed, to constitute Genzyme and Celtrix as partners or joint venturers or Celtrix as an agent of Genzyme. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking.

     12.4.  Notices.  Any notice or other communication hereunder shall be in
            -------
writing and shall be deemed given when so delivered in person, by overnight courier (with receipt confirmed) or by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or on the third business day after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows (or to such other persons address as may be specified in writing to the other party hereto):

               Celtrix Pharmaceuticals, Inc.
               3055 Patrick Henry Drive
               Santa Clara, California 93054
                     Attention:  R. Ray Cummings (for general notices)
                     Attention:  Debera Brown (for Development Program notices)
                     Attention:  Sandra McNamara (for financial notices)
               Telephone:  (408) 988-2500
               Facsimile:  (408) 450-5440

               Genzyme Corporation
               One Kendall Square
               Cambridge, MA 02139
                     Attention:  General Counsel (for general notices)
                     Attention:  Jean George (for Development Program notices)
                     Attention: Chief Financial Officer (for financial notices)
               Telephone:  (617) 252-7500
               Facsimile:  (617) 252-7600


     12.5.  Successors and Assigns.  The terms and provisions of this Agreement
            ----------------------
shall inure to the benefit of, and be binding upon, Genzyme, Celtrix, and their respective successors and assigns; provided, however, that neither Genzyme nor
                                   --------  -------
Celtrix may transfer or assign any of its rights and obligations hereunder without the prior written consent of the other, except that either party may, upon 30 days prior written notice to the other party, transfer or assign any of its rights and obligations hereunder (i) to an Affiliate provided the party remains liable for the performance of the Affiliate hereunder or (ii) pursuant to a sale or transfer of all or substantially all of its assets and technology to which this Agreement pertains, provided that the assignee or transferee first furnishes to the other party a written undertaking to be bound by all of the obligations of the assignor or transferor hereunder.

     12.6.  Amendments and Waivers.  No amendment, modification, waiver,
            ----------------------
termination or discharge of any provision of this Agreement, nor consent to any departure by Genzyme or Celtrix therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the party against whom enforcement of such amendment is sought, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the party against whom enforcement of such variance, contradiction or explanation is sought.

     12.7.  Governing Law.  This Agreement shall be governed by and construed in
            -------------
accordance with the laws of the Commonwealth of Massachusetts.

     12.8.  Dispute Resolution.  All disputes under this Agreement shall be
            ------------------
settled, if possible, through good faith negotiations between the parties and ultimately presented to the parties' CEOs for resolution. In the event such good faith negotiations are unsuccessful, either party may, after 30 days written notice to the other, submit the matter in dispute to the American Arbitration Association ("AAA") to be settled by arbitration by a panel of three arbitrators in Boston, Massachusetts if Celtrix is the initiating party and in Santa Clara, California if Genzyme is the initiating party in accordance with the commercial arbitration rules of the AAA. Each party shall appoint one arbitrator and the two arbitrators so named will select the third, who shall act as chair of the arbitration panel. If one party fails to appoint its arbitrator or if the parties' arbitrators cannot agree on the selection of the third, the AAA shall make the necessary appointments. The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they may determine. Upon reasonable notice and prior to any hearing, the parties will allow document discovery and will disclose all materials relevant to the subject matter of the dispute within 60 days following selection of the arbitrators. The arbitrators shall make final determinations as to any discovery disputes. A hearing on the matter in dispute shall commence within 90 days following selection of the arbitrators and the decision of the arbitrators shall be rendered no later than 60 days after commencement of such hearing. The determination of the arbitrators shall be conclusive and binding upon the parties and judgment may be entered thereon and enforced by any court of competent jurisdiction, including the courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts and the courts of the State of California or the United States District Court for the Northern District of California, and each party hereby irrevocably consents to the jurisdiction of such courts for such purpose.

     12.9.  Severability.  If any provision hereof should be held invalid,
            ------------
illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

     12.10. Headings.  Headings used herein are for convenience only and shall
            --------
not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

     12.11. Execution in Counterparts.  This Agreement may be executed in any
            -------------------------
number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     12.12.  Entire Agreement.  This Agreement contains the entire agreement and
             ----------------
understanding of the parties hereto, and supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                              CELTRIX PHARMACEUTICALS, INC.


                               /s/ Dale A. Stringfellow
                              --------------------------------
                              By:  Dale A. Stringfellow, Ph.D.
                              Title:  President and CEO


                              GENZYME CORPORATION


                               /s/ Gregory D. Phelps
                              --------------------------------
                              By:  Gregory D. Phelps
                              Title:  Senior Vice President

                                AMENDMENT No. 1
                      TO LICENSE AND DEVELOPMENT AGREEMENT
                     BETWEEN CELTRIX PHARMACEUTICALS, INC.
                            AND GENZYME CORPORATION


          As of June 24, 1994, Celtrix Pharmaceuticals, Inc. (hereinafter "Celtrix") and Genzyme Corporation (hereinafter "Genzyme") entered into a License and Development Agreement (hereinafter "the Agreement"). Subject to the modifications contained in this Amendment No. 1, the Agreement shall continue in full force and effect.

          In order to resolve any issues outstanding between Celtrix and Genzyme with respect to the Agreement and its subject matter, with the exception of transfer of any rights in Licensed Technology as defined in the Agreement, and in accordance with Section 12.6, Celtrix and Genzyme now wish to amend the Agreement as follows. The effective date of this amendment shall be the latest date of execution hereof by the parties, with all other terms of the Agreement continuing in full force and effect.

I.  Revision of Article 1, Section 1.26.
    ------------------------------------

          Section 1.26 shall be deleted and replaced with the following:

          1.26.  "Territory" means worldwide including Japan, China, Korea and
                  ---------
Taiwan (the "Asian countries").

II. Revision of Article 2, Sections 2.1 and 2.2.
    --------------------------------------------

          Section 2.1 shall be deleted and replaced with the following:

          2.1  Exclusive License.  Subject to the terms and conditions of this
               -----------------
Agreement and rights granted to Genentech, Inc., pursuant to the License Agreement dated April 1, 1993 between Celtrix and Genentech, Inc., Celtrix hereby grants to Genzyme an exclusive (against Celtrix and all others) right and license (including the right to grant sublicenses) to Celtrix's rights in the Territory to make, have made, (including by Celtrix hereunder), use and sell any Product in the Field (a) the use, manufacture or sale of which is covered by one or more claims of the Patents or (b) incorporating or manufactured using Licensed Technology. Any Celtrix rights not specifically licensed hereunder shall continue to be vested exclusively in Celtrix, and

Amendment No. 1
Page 2


Celtrix shall have the sole authority and discretion to exercise or refrain from exercising such rights.

          Section 2.2 shall be deleted and replaced with the following:

          2.2.  Acquisition of Third Party Rights.  Genzyme shall use all
                ---------------------------------
commercially reasonable efforts to obtain any rights, at its cost, from any Third Party that are necessary for the manufacture, use or sale of the Product in accordance with this Agreement. Genzyme shall bear and pay all costs and royalties due by Celtrix under Sections 3.2, 3.3, 3.4, and 3.5 of the License Agreement effective as of April 1, 1993 between Celtrix and Genentech, Inc.
(the "Genentech Agreement"), in accordance with the provisions contained in
Section 7.0 of the Genentech Agreement, and Genzyme shall further have the right to seek and obtain reduction of such royalty provisions, to its sole benefit.

III.  Addition to Article 3, Section 3.2.(c)
      --------------------------------------

          Section 3.2(c) shall be amended to add the following at the end of that Section 3.2:

          Genzyme hereby waives and releases Celtrix from any obligation to provide, or pay the dollar equivalent of, any services required to be provided pursuant to this Section 3.2(c), including without limitation, all services required to be provided by Celtrix for the years 1994 through 1997 that are undelivered as of the effective date of this Amendment No. 1.

IV.   Revision of Article 4, Section 4.3(a)
      -------------------------------------

          Section 4.3(a) shall be deleted and replaced with the following:

          (a)   Royalty Rates.  On a per Product (e.g., all wound repair
                -------------
Products regardless of dosage or formulation comprise a Product) and annual basis and subject to decrease pursuant to Section 4.3(b), Genzyme shall pay Celtrix royalties based on one of the following percentages of Net Sales of Products sold by Genzyme and its Affiliates in a country where the respective Product is covered by any Valid Claim, beginning with the First Commercial Sale in such country and continuing until all such Valid Claims have expired:

          For Initial and Additional Products:

          (x)   Two percent (2%) on Net Sales in the Asian countries; and

Amendment No. 1
Page 3


          (y) One percent (1%) on Net Sales in worldwide countries other than the Asian countries.

V.   Revision of Article 4, Section 4.3(e):
     -------------------------------------

          Section 4.3(e) shall be deleted and replaced with the following:

          (e) Third Party Royalties.  If any Third Party is entitled to receive
              ---------------------
royalties based on Product sales by Genzyme or its Affiliates or sublicensees, such royalty obligations shall be allocated to Genzyme and shall be paid directly by Genzyme.

VI.  Revision of Article 5, Section 5.1:
     ----------------------------------

          Section 5.1 shall be deleted and replaced with the following:

          5.1 Pre-Clinical and Clinical Manufacture.  Subject to Genzyme's
              -------------------------------------
rights under Section 5.3, Celtrix shall be responsible for the manufacturing of all of Genzyme's requirements for Product for the conduct of pre-clinical and Phase I/II clinical testing of Initial Products prior to June 1, 1997, provided that Celtrix possesses the capability to perform such manufacturing under applicable regulatory standards and that it shall have adequate capacity to provide the necessary quality and quantity of Product in the time frames required by Genzyme. The parties shall agree to and implement customary forecast and order procedures with respect to such Product to be manufactured by Celtrix. With regard to such Product manufacture, Celtrix's responsibilities shall include all aspects of the manufacturing process, including maintenance of manufactured inventory, quality control and shipment of Product in accordance with orders placed by Genzyme. As compensation for such manufacturing services, Celtrix shall be entitled to receive payments of its manufacturing costs, subject to reduction pursuant to Section 3.2(c). Genzyme acknowledges that Celtrix has fulfilled all of its manufacturing requirements for Product under this Section 5.1.

ACCEPTED AND AGREED,

Celtrix Pharmaceuticals, Inc.            Genzyme Corporation


By: /s/ Andreas Sommer                   By: /s/ Richard Douglas
    -----------------------------            ---------------------------------

Title: President & CEO                   Title: VP Corporate Development
       --------------------------               ------------------------------

Date:  12/31/1997                        Date:  12/18/97
       --------------------------               ------------------------------